1998 Fiscal Year
                    Management Incentive Plan Participant Form

Participant Name:  (Name)
Property Name:  (Property)
Participant Title:  (Title)
Plan Year:  (Plan Year)
Bonus Rate:  (Rate)

This is a description of the "Management Incentive Plan" in which you are participating for the indicated "Plan Year".

GENERAL DESCRIPTION
Below are the Budgeted EBITDA, Increments of EBITDA and Tier Scheduled Multiplier established for the Plan Year. EBITDA is "Earnings before interest, taxes, depreciation and amortization", as defined in the Company's financial statements after accounting for the property bonus and an allocable portion of the corporate bonus expense.

The plan concept is to pay a leveraged "Quarterly Bonus" and "Annual Bonus" to all plan participants for achieving or exceeding EBITDA in increments over the scheduled budget level EBITDA for quarterly and annual periods, respectively.

The plan also pays a reduced "Quarterly Bonus" and "Annual Bonus" to all plan participants if the EBITDA achieved is one increment or less below the scheduled budget level EBITDA for quarterly and annual periods, respectively.

The "Quarterly Bonus" paid will be retained by participants, even if an "Annual Bonus" is not achieved for the entire year.

There will be no proration for performances resulting in partial "Increments of EBITDA".

Final EBITDA results will be reported on the Company's accounting books following the close of the plan periods and following the certification of the Company's books annually by the Company's outside auditing firm. Reserves and accruals will be determined in accordance with generally accepted accounting principles (GAAP) and will be reviewed and approved by the Chief Financial Officer of President Casinos on a quarterly basis.

Participants must be employed and in the stated management position at the time bonuses are calculated and paid in order to be entitled to any bonus payments with no entitlement should the participant leave sooner.

New participants who enter during the plan period will be eligible to participate prorate, based upon salary earnings while in that position.

Salaries and bonus plan information are considered by President Casinos to be confidential. It is a violation of Company policy to discuss either details of this bonus plan or individual salaries to unauthorized personnel.

In the event of any dispute regarding the interpretation of the bonus plan, or results calculated under the plan, the Company will render a decision, which decision will be final and at its' sole discretion.

BONUS CALCULATION

Increment
under/over
budget
-1    0     +1     +2     +3     +4     +5     +6     +7     +8     +9     +10
Scheduled
multiplier
0.5  1.0   1.1    1.2    1.3    1.45   1.6   1.75    1.9    2.05   2.2    2.35

The "Quarterly Bonus" paid will be equal to quarterly salary earned times the bonus rate times a scheduled multiplier (based upon actual performance), less one-half (the amount being deferred for the "Annual Bonus" calculation).
EXAMPLE:  $12,500     x    20%     x     1.1      x     50%    =    $1,375
       Qtr. Salary     Bonus Rate     Sch. Mult.    Deferral Qtr.    Bonus

The "Annual Bonus" paid will be equal to the annual salary earned times the bonus rate times a scheduled multiplier (based on actual performance), less the previously paid "Quarterly Bonus" for the first, second , third and fourth quarters (with the fourth quarter payment combined with the annual payment).
EXAMPLE:  ($50,000     x    20%      x  1.1)     -  $5,500     =    $5,500
        Ann. Salary     Bonus Rate   Sch. Mult.  Prev. Paid      Annual Bonus

One-third of the Corporate "Quarterly Bonus" and "Annual Bonus" paid will be based on the actual performance level achieved for each of the following operations: Biloxi, Davenport and St. Louis.

In the event of a "Change in Control" (as defined herein) the amount of bonus deferred in prior quarters will become due and payable immediately. A "Change in Control" shall mean when a material portion (over 50 percent in value of all assets or revenues) of the Company's or the Property's (in the case of Biloxi, Davenport or St. Louis) assets, operations or businesses shall have been sold or otherwise transferred to an unaffiliated party or parties.

Understood and Accepted by:


Authorized and Approved by:

                                    F-81